Exhibit 10.30

CONSENT, WAIVER AND AMENDMENT NO. 1 TO WARRANT

This CONSENT, WAIVER AND AMENDMENT NO. 1 TO WARRANT dated as of December 19, 2006 (this “Agreement”) is made and entered into by and between Verticalnet, Inc., a Pennsylvania corporation (the “Company”), and                      (the “Noteholder”).

BACKGROUND

WHEREAS, the Company and the Noteholder are parties to that certain Note and Warrant Purchase Agreement, dated as of August 16, 2005, as amended (the “August Agreement”), by and among the Company and the Purchasers set forth on Exhibit A thereto (the “Purchasers”), pursuant to which: (i) the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, Senior Secured Convertible Promissory Notes due July 2, 2007, as amended (the “August Notes”), in the aggregate principal amount of Six Million Six Hundred Thousand Dollars ($6,600,000); (ii) the Company issued to the Noteholder that certain Warrant, dated as of August 16, 2005 (the “Warrant”), to purchase          shares of the Company’s common stock at an exercise price of $5.39 per share, each as adjusted for the Company’s June 12, 2006 one-for-seven reverse split; and (iii) the Company and the Noteholder entered into that certain Security Agreement, dated as of August 16, 2005, by and among the Company and the Purchasers (the “Security Agreement” and together with the August Agreement, the August Notes and the Warrant, the “Transaction Documents”), pursuant to which the Company granted to the Noteholder a security interest with respect to the Collateral (as defined in the Security Agreement);

WHEREAS, pursuant to Section 4.7 of the Security Agreement, the Company must obtain the Noteholder’s written consent to grant any Lien (as defined in the Security Agreement) with respect to the Collateral;

WHEREAS, pursuant to that certain Note Purchase Agreement, dated as of May 15, 2006 (the “May Agreement”), by and between the Company and RADCLIFFE SPC, LTD. for and on behalf of the Class A Convertible Crossover Segregated Portfolio (the “Buyer”): (i) in consideration for the Buyer loaning the Company Four Million Dollars ($4,000,000), the Company issued the Buyer that certain Senior Subordinated Discount Note in the principal amount of Five Million Three Hundred Thousand Dollars ($5,300,000) (the “May Note”); and (ii) the Company agreed to seek the Purchasers’ consent to permit the Company and its subsidiaries to grant the Buyer a lien and security interest in all of the Company’s and its subsidiaries’ assets, including the Collateral, to secure the Company’s obligations under the May Note (the “Radcliffe Lien”); and

WHEREAS, in consideration for the Company reducing the exercise price of the Warrant from $5.39 per share to $0.88 per share and the Company and the Buyer entering into the Subordination and Intercreditor Agreement in substantially the form attached hereto as Exhibit A by and among the Buyer, the Company, the Noteholder and the other signatories thereto (the “Subordination and Intercreditor Agreement”), the Noteholder desires to grant its consent to permit the Company and its domestic subsidiaries to grant the Buyer the Radcliffe Lien and to enter into, and otherwise approve the terms and conditions of, (i) the Security Agreement in substantially the form attached hereto as Exhibit B by the Company and each domestic subsidiary of the Company in favor of the Buyer (the “Radcliffe Security Agreement”) and (ii) the Guaranty and Suretyship Agreement in substantially the form attached hereto as Exhibit C by and among the Company and each of its domestic subsidiaries (the “Guaranty and Suretyship Agreement”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual representations, warranties, agreements and covenants contained herein, hereby agree as follows:

1. Consent and Waiver to Security Interest. Pursuant to Section 7.7(b) of the Security Agreement, the Noteholder hereby:

a. consents to the Company and its domestic subsidiaries granting the Radcliffe Lien to the Buyer pursuant to the terms and conditions of the Radcliffe Security Agreement;

b. consents to the Company and its domestic subsidiaries entering into, and otherwise approves the terms and conditions of, the Radcliffe Security Agreement, the Guaranty and Suretyship Agreement and the Subordination and Intercreditor Agreement (collectively, the “New Security Agreements”); and

c. waives any and all objections, rights or claims arising from the Transaction Documents or otherwise with respect to the Company and its domestic subsidiaries (i) granting the Radcliffe Lien pursuant to the Radcliffe Security Agreement, (ii) entering into each of the New Security Agreements and (iii) filing any and all Uniform Commercial Code financing statements, certificate of title documentation and other documentation evidencing the Radcliffe Lien.

2. Amendment to the Warrant. The defined term “Warrant Price” set forth in Section 9 of the Warrant is hereby amended and restated in its entirety as follows:

““Warrant Price” means $0.88, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant, including Section 4 hereto.”

3. Miscellaneous.

a. Except as amended hereby, the Transaction Documents shall remain in full force and effect.

b. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

c. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of any of the parties hereto. The parties hereto acknowledge that they have read this Agreement and the New Security Agreement in their entirety, that they have been provided with the opportunity to consult with their legal counsel in connection with this Agreement and the New Security Agreements, that they understand the terms and consequences of this Agreement and the New Security Agreements, and that they are fully aware of the legal and binding effect of this Agreement and the New Security Agreements.

d. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

e. The Company shall not provide any other Purchaser with additional consideration beyond the consideration set forth herein, to obtain the consent and agreement of such other Purchaser to the terms and conditions set forth in this Agreement, unless the Company offers the same additional consideration to the Noteholder.

IN WITNESS WHEREOF, the parties hereto have caused this Consent, Waiver and Amendment No. 1 to Warrant to be duly executed as of the date first above written.

VERTICALNET, INC.

By:	/s/ Nathanael V. Lentz
Name:	Nathanael V. Lentz
Title:	President and CEO

NOTEHOLDER: Entity Name

By:
Name:
Title:

EXHIBIT A

Subordination and Intercreditor Agreement

EXHIBIT B

Radcliffe Security Agreement

EXHIBIT C

Guaranty and Suretyship Agreement

Noteholders

Noteholder	Warrant Shares
Alpha Capital AG	51,072
Bristol Investment Fund, Ltd.	51,072
CAMOFI Master LDC	51,072
Castle Creek Technology Partners LLC	102,143
DKR Soundshore Oasis Holding Fund Ltd.	51,072
Harborview Master Fund LP	40,858
Iroquois Master Fund, Ltd.	117,465
JGB Capital L.P.	30,643
Nite Capital LP	25,536
Platinum Long term Growth I, LLC	25,536
Portside Growth and Opportunity Fund	25,536
Smithfield Fiduciary LLC	51,072
Whalehaven Capital Fund Limited	51,072